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                                                                   EXHIBIT 10.19

                          HONEYWELL INTERNATIONAL INC.
                  Severance Plan for Corporate Staff Employees
            (Involuntary Termination Following a Change in Control)
                           Effective February 6, 1988

                  Amended and Restated as of December 20, 2001



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                          HONEYWELL INTERNATIONAL INC.
                  SEVERANCE PLAN FOR CORPORATE STAFF EMPLOYEES
            (Involuntary Termination Following a Change in Control)

                                    ARTICLE I

                                     PURPOSE

1.1 The purpose of this Plan is to provide severance benefits to Plan Participants in the event of the Involuntary Termination of their employment following a Change in Control. This Plan constitutes the amendment and restatement, as of December 20, 2001, of the Severance Plan for Corporate Staff Employees (Involuntary Termination following a Change in Control) established by Honeywell International Inc. (formerly AlliedSignal Inc.) as of February 6, 1988, and amended and restated effective October 21, 1988, April 1, 1999 and October 24, 2000.

                                   ARTICLE II

                                   DEFINITIONS

2.1 Affiliated Company - means (a) any member of a controlled group of corporations as defined in Section 414(b) of the Code of which Honeywell International Inc. or a predecessor of Honeywell International Inc. is or was a member, (b) any unincorporated trade or business which is under common control with Honeywell International Inc. as determined under Section 414(c) of the Code, or (c) any organization, employment with which is counted as employment with Honeywell International Inc. or a predecessor of Honeywell International Inc. under the provisions of Section 414(m), (n), or (o) of the Code.

2.2 Honeywell International Inc. - means Honeywell International Inc., a Delaware corporation, and its subsidiaries, and any successors thereto.

2.3 Annual Incentive Compensation - means the product of (a) times (b) where (a) is a Participant's target award level under the AlliedSignal Inc. Incentive Compensation Plan for Executive Employees, or any successor plan, for the most recent incentive period ended prior to the Change in Control, and (b) is Base Salary. Long-term performance incentive awards shall not be considered in determining Annual Incentive Compensation.

2.4 Base Salary - means the annual base salary, exclusive of bonus, incentive or other extra compensation, but inclusive of overtime (in the case of non-exempt Participants), being paid to a Participant at the time of Involuntary Termination of employment, but in no event less than the annual base

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salary being paid to the Participant on the day prior to a Change in Control.

2.5 Board of Directors - means the Board of Directors of Honeywell International Inc.

2.6 Change in Control - is deemed to occur at the time (a) when any entity, person or group (other than Honeywell International Inc., any subsidiary or any savings, pension or other benefit plan for the benefit of employees of Honeywell International Inc.) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock,
(b) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than any offer by Honeywell International Inc.) for all, or any part of, the Common Stock, (c) of a merger in which Honeywell International Inc. will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of Honeywell International Inc.'s assets, (d) of a substantial change in the composition of the Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of Honeywell International Inc., of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (e) of any transaction or other event which the Management Development and Compensation Committee of the Board of Directors, in its discretion, determines to be a change in control for purposes of this Plan.

2.7 Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.8 Common Stock - means the Common Stock of Honeywell International Inc. or such other stock into which the Common Stock may be changed as a result of split-ups, recapitalizations, reclassifications and the like.

2.9 Corporate Staff Employee - means a salaried or non-union hourly employee of Honeywell International Inc. employed in Career Bands 1 through 7 who, during a Potential Change In Control Period and/or at the time of a Change in Control,
(a) is not associated with (i) an operating business of Honeywell International Inc. or (ii) Business Services or any successor organization, and (b) (i) has a reporting relationship, prior to a

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Change in Control, either direct or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell International Inc., (ii) prior to a Change in Control, held a position similar to a position which on April 1, 1999 had a reporting relationship, either direct or indirect or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell International Inc., or (iii) reported prior or subsequent to a Change in Control directly to the Chairman and Chief Executive Officer of Honeywell International Inc. For purposes of subsection (a) above, an employee
(x) whose work is not primarily associated with business operations or supportive of one or more particular businesses, (y) who is a functional leader, and (z) who has corporate-wide strategic responsibilities or whose role is to coordinate cross-business unit functions (whether or not located in the United States), as well as such employee's direct reports, shall be considered a Corporate Staff Employee. The Plan Administrator's final determination as to whether an employee satisfies the definition of Corporate Staff Employee shall be deemed to be conclusive and binding. Corporate Staff Employee shall not include any 1988 Plan Employee.

2.10 ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11 Gross Cause - means fraud, misappropriation of Honeywell International Inc. property or intentional misconduct damaging to such property or business of Honeywell International Inc., or the commission of a crime.

2.12 Hour of Service - means each hour for which a Participant is directly or indirectly paid by Honeywell International Inc., a predecessor of Honeywell International Inc. or an Affiliated Company for performance of duties and for reasons other than performance of duties and includes regular time, overtime, vacations, holidays, sickness, disability, paid layoff, and similar paid periods. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation Section 2530.200b-2(b) and (c), as amended from time to time.

Involuntary Termination - means (a) termination by Honeywell International Inc. of the Participant's employment during the Protected Period, other than upon mandatory retirement in compliance with applicable law, death or for Gross Cause, or (b) termination of employment by a Participant during the Protected Period following (i) a reduction in the Participant's Pay or employee benefits other than a reduction which is generally applicable to all salaried and non-union hourly employees of Honeywell International Inc., (ii) permanent elimination of the Participant's position, not including transfer pursuant to the sale of a facility or line of business in which the Participant is offered

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substantially comparable employment with the new employer, (iii) in the case of a Band 5 or above Participant or a Participant who met the definition of Corporate Staff Employee immediately prior to the December 20, 2001 amendment and restatement of the Plan, a material change in one or more of the following factors: the Participant's position, function, responsibilities or reporting level or in the standard of performance required of the Participant, as determined immediately prior to a Change in Control), (iv) any geographic relocation of a Participant's position (as determined immediately prior to a Change in Control) to a new location, or (v) an action by Honeywell International Inc. that under applicable law constitutes constructive discharge. In evaluating whether a Participant has incurred an Involuntary Termination pursuant to subsection (b) above, the Plan Administrator shall consider the specific facts and circumstances of each Participant's claim.

2.14 1988 Plan Employee - means an individual who (i) met the definition of Corporate Staff Employee under the Plan immediately prior to its amendment and restatement on April 1, 1999 (the "1988 Plan Definition"), (ii) who ceased to meet the Plan's definition of Corporate Staff Employee solely by reason of the April 1, 1999 amendment of such definition, and (iii) satisfies the 1988 Plan Definition as of the Change in Control. 1988 Plan Employees shall have their benefits, if any, determined solely with reference to the Plan as amended and restated effective October 21, 1988, a copy of which is attached hereto as Exhibit A.

2.15 Participant - means a Corporate Staff Employee and such other key management personnel, and their direct reports, who (i) have corporate-wide responsibilities; (ii) hold positions likely to be eliminated upon a Change in Control and (iii) are designated as Plan Participants by the Senior Vice President-Human Resources and Communications, in his sole discretion, based on the relevant facts and circumstances; provided, however, that in no event shall the number of such Participants designated by the Senior Vice President-Human Resources and Communications increase the total number of Participants by more than 5%.

2.16 Pay - means Base Salary and, as to a Participant employed in Band 5 or above, Annual Incentive Compensation.

2.17 Plan - means the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control).

2.18 Plan Administrator - means the person or entity identified in Section 5.01 to administer the terms and conditions of the Plan.

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2.19 Plan Sponsor - means Honeywell International Inc. Any successor to
Honeywell International Inc. (or a principal subsidiary) shall be deemed a Plan Sponsor.

2.20 Protected Period - means, with respect to each Participant, the period beginning on the date of a Change in Control that occurs after he or she becomes a Participant and ending at the expiration of twenty-four (24) months following such Change in Control.

2.21 Severance Pay Period - means the applicable severance period specified in Schedule A attached hereto.

2.22 Year of Service - means any consecutive 12-month period commencing on a Participant's date of hire or rehire with Honeywell International Inc., any predecessor of Honeywell International Inc. or an Affiliated Company, and anniversaries thereof during which the Participant has completed at least 1,000 Hours of Service.

                                  ARTICLE III

                                 PARTICIPATION

3.1 The benefits provided under the Plan are limited solely to Participants.

                                   ARTICLE IV

               ELIGIBILITY FOR AND CONTINUATION OF PAY, BENEFITS
                              AND PENSION SERVICE

4.1 Eligibility for Pay, Benefit and Pension Service Continuation

In the event of the Involuntary Termination of a Participant's employment during the Protected Period, Pay, benefit and pension service continuation shall be provided to the Participant by Honeywell International Inc. (or any successor to Honeywell International Inc.) in accordance with this Article IV.

4.2 Pay, Benefit and Pension Service Continuation

     A) Pay Continuation - A Participant shall receive Base Salary, paid in accordance with his or her normal payroll period, and, as to Participants employed in Career Band 5 or above, Annual Incentive Compensation, paid pro-rata during the Severance Pay Period, in accordance with the Participant's normal pay period.

     B) Benefit Continuation - For the period of Pay continuation, Honeywell International Inc. will continue the Participant's

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employee benefits, including, without limitation, vacation accruals, continuation of the Participant's savings plan participation (to the extent permissible under Section 401(a) of the Code), basic and contributory life and medical insurance (including qualified dependents) at the active employee coverage level and prevailing employee contribution rate, if any; provided, however, that (a) such level of continued benefits shall not exceed the level of benefits in effect on the date of the Participant's Involuntary Termination, prior to any reduction thereto, (b) such continuation of life and medical benefits will cease on the date similar benefits are provided the Participant by a subsequent employer, and (c) the executive flex-perk allowance will be continued during the entire severance pay period.

     C) Pension Service Continuation - Participants entitled to benefits under the Plan shall become 100% vested in their defined benefit pension plan benefits (all defined benefit plans, whether qualified or non-qualified, in which a Participant has accrued a benefit are collectively referred to as the "DB Plans"). During their Pay continuation period, Participants shall continue to be credited with additional age and service credit for purposes of benefit accrual (up to a maximum of twelve (12) months of a Participant's Pay continuation period), vesting and eligibility under the DB Plans in which they participate. At the end of a Participant's Pay continuation period, Participants shall immediately be credited with three (3) years of age and service, respectively, for purposes of benefit accruals, vesting and eligibility under the DB Plans; provided, however, that such three (3) years of additional age shall be credited only if such additional age credits would (either alone or in conjunction with a bridge leave of absence) enable a Participant to be eligible for immediate payment of an early or normal retirement benefit under the applicable defined benefit pension plan in which the Participant participates. The normal policy for qualifying bridge leaves of absence, as reflected in the applicable defined benefit pension plan in which the Participant participates, shall remain applicable thereafter.

     D) 280G Gross-Up - If any payment to a Participant made pursuant to the terms of this Plan (including payments from any benefit or compensation plan or program sponsored or funded by Honeywell International Inc. but excluding payments and benefits provided upon a change in control under the AlliedSignal Severance Plan for Senior Executives, Honeywell Inc. Tier 1A and Tier 1B agreements, and any similar plan or arrangement under which participants have their benefits increased because of taxes under

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Section 4999 of the Code) is determined to be an "excess parachute payment"
within the meaning of Section 280G or any successor or substitute provision of the Code, with the effect that either the Participant is liable for the payment of the tax described in Section 4999 or any successor or substitute provision of the Code (hereafter the "Section 4999 tax") or Honeywell International Inc. has withheld the amount of the Section 4999 tax, an additional benefit shall be paid pursuant to this Plan to such affected Participant, in an amount, which when added to all payments constituting "parachute payments" for purposes of Section 280G or any successor or substitute provision of the Code, is sufficient to cause the remainder of (i) the sum of the "parachute payments", including any payments made pursuant to this subparagraph D), less (ii) the amount of all state, local and federal income taxes and the Section 4999 tax attributable to such payments and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of Section 4999 tax with respect to which such payment was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, to be equal to the remainder of (iii) sum of the "parachute payments", excluding any payments made pursuant to this subparagraph D), less
(iv) the amount of all state, local and federal income taxes attributable to such payments determined as though the Section 4999 tax and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of Section 4999 tax with respect to which a payment made pursuant to this subparagraph D) was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, did not apply.

4.3 Benefit Limitations

Subject to Section 14.3, to avoid duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the Participant under other severance plans sponsored by Honeywell International Inc. for which the Participant may be eligible, regardless of whether the payments under this Plan are made at an earlier or a later date than payments under a similar plan would have been made. In addition, notwithstanding any plan provisions to the contrary, to the extent a Participant who was a former employee of Honeywell Inc. would be eligible for benefits under both this Plan and another severance plan sponsored by Honeywell Inc., such Participant shall only be entitled to benefits under this Plan to the extent such

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Participant waives his or her rights to benefits under such other severance plan.

4.4 Incentive Compensation During Notice and Vacation

In the event of the Involuntary Termination of a Participant's employment during the Protected Period, the Participant shall be paid an additional amount, with respect to any notice period (whether provided under this Plan or pursuant to applicable law and whether working or non-working) ("Notice Period"), if any, and any periods of accrued and unused vacation time (not including any 'grandfathered' transitional vacation credited to a Participant, but including any vacation deemed to be accrued by the Participant with respect to the Participant's severance pay period) ("Vacation Period"), equal to the product of
(a) such Participant's Annual Incentive Compensation, and (b) a fraction, the numerator of which is the sum of the number of days in the Participant's Notice Period and Vacation Period, and the denominator of which is 365. Any amounts paid pursuant to this Section 4.4 shall be paid in accordance with the Participant's normal payroll period.

4.5 Potential Change in Control Period

In the event a Potential Participant is involuntarily terminated by Honeywell International Inc. (i) during a Potential Change in Control Period, and (ii) under circumstances described in clause (a) of Section 2.13 that are related to the Potential Change in Control, the Plan Administrator may, in his sole and absolute discretion, provide that following the consummation of the Change in Control to which the Potential Change in Control relates, severance benefits payable to such Potential Participants under the severance pay plan then in effect with respect to such individual (the "Base Severance Amount") shall be supplemented by an amount equal to the difference between such Base Severance Amount and the benefits including, without limitation, the special vesting and pension enhancement provisions of Section 4.2(C) that would have been provided under this Plan had a Change in Control occurred immediately prior to such involuntary termination.

For purposes of this Section 4.5, "Potential Participant" means an employee who would satisfy the definition of Participant if a Change in Control had occurred at the beginning of the Potential Change in Control Period.

For purposes of this Section 4.5, a "Potential Change in Control Period" shall commence when (a) Honeywell International Inc. enters into an agreement, the consummation of which would result in the occurrence of a

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Change in Control, (b) Honeywell International Inc. or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control, (c) any person or group (other than Honeywell International Inc., any Affiliated Company or any savings, pension or other benefit plan for the benefit of employees of Honeywell International Inc. or its Affiliated Companies) becomes the beneficial owner, directly or indirectly, of securities of Honeywell International Inc. representing 15% or more of either the then outstanding shares of common stock of Honeywell International Inc. or the combined voting power of Honeywell International Inc.'s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from Honeywell International Inc. or its Affiliated Companies), or (d) the Board of Directors of Honeywell International Inc. adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (i) the occurrence of a Change in Control, or (ii) the adoption by the Board of Directors of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

                                    ARTICLE V

                                 ADMINISTRATION

5.1 Plan Administrator

Prior to the occurrence of a Change in Control, the Senior Vice President-Human Resources and Communications of Honeywell International Inc. shall be the Plan Administrator within the meaning of ERISA Section 3(16)(A), and the named fiduciary within the meaning of ERISA Section 402. During a Potential Change in Control Period, Honeywell International Inc.'s Senior Vice President-Human Resources and Communications shall appoint a person independent of Honeywell International Inc. or persons operating under its control or on its behalf (hereafter, the "Corporation") to be the new Plan Administrator effective upon the occurrence of a Change in Control and the Senior Vice President-Human Resources and Communications shall immediately provide to the new Plan Administrator such information with respect to each Participant as shall be necessary to enable the new Plan Administrator to determine the amount of any benefit which is then or may thereafter become payable to such Participant. Honeywell International Inc. shall pay the new Plan Administrator reasonable compensation for services rendered and shall reimburse such new Plan Administrator for all reasonable expenses incurred in discharging his duties hereunder.

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5.2 Powers and Duties of Plan Administrator

Except as otherwise provided in this Section, the Plan Administrator shall have the full discretionary power and authority to (i) determine the amount and timing of any benefit payable under the Plan, (ii) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), (iii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits, (iv) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan, (v) delegate responsibilities to others to assist it in administering the Plan, and (vi) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation in determining any Participant's entitlement to and the amount of benefits payable under the Plan.

5.3 Benefit Claims and Appeals

Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the claimant's claim or, if special circumstances require, and the claimant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the claimant's claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

(i) set forth the specific reasons for the denial of benefits;

(ii) contain specific references to Plan provisions relative to the denial;

(iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator; and

(iv) advise the claimant that any appeal of the Plan Administrator's adverse determination must be made in

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writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

If notice of the denial of a claim is not furnished within the time periods set forth above, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review procedures set forth below. If the claimant fails to appeal the Plan Administrator's denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Plan Administrator's determination shall become final and conclusive.

If the claimant appeals the Plan Administrator's denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

The Plan Administrator shall advise the claimant and such individual's representative of its decision, which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay. If the decision on review is not furnished within the time set forth above, the claim shall be deemed denied on review.

5.4 Prior Determination

A Participant wishing to terminate employment pursuant to Section 2.13(b) following a Change in Control may file a request for a prior determination as to whether his or her termination at any time within two years following a Change in Control would satisfy the conditions of Section 2.13(b) based on the individual facts and circumstances at the time of such request. Such request for a prior determination shall be made in the same manner as a request for benefits in accordance with the procedures described in Section 5.3. A Participant filing a request under this Section 5.4 shall not be required to terminate employment with Honeywell International Inc. as a prerequisite to filing such request. If a claim or appeal under this Section 5.4 is pending at the expiration of the Protected Period, or if a claim is made after the Protected Period relating

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to events or circumstances occurring during the Protected Period, the
Participant shall nevertheless be entitled to benefits under the Plan if the Plan Administrator ultimately determines that the facts and circumstances presented to the Plan Administrator would have constituted an Involuntary Termination under Section 2.13(b), provided such Participant resigns from Honeywell International Inc. within ten (10) days of the receipt of such determination. Submission of a request for prior determination under this
Section 5.4 shall not preclude a subsequent request made in good faith provided that any subsequent request is based on facts and circumstances that are substantially different than any prior request.

5.5 Plan Year

The plan year shall be the calendar year.

5.6 Indemnification

To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

                                   ARTICLE VI

                              UNFUNDED OBLIGATION

6.1 All benefits payable under this Plan shall constitute an unfunded obligation of the Corporation. Payments shall be made, as due, from the general funds of Corporation. This Plan shall constitute solely an unsecured promise by the Corporation to pay severance benefits to participants to the extent provided herein.

                                  ARTICLE VII

                           INALIENABILITY OF BENEFITS

7.1 No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

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                                  ARTICLE VIII

                                  WITHHOLDING

8.1 The Corporation shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan.

                                   ARTICLE IX

                            AMENDMENT OR TERMINATION

9.1 Plan Amendments

The Board of Directors reserves the right to amend the Plan from time to time prior to a Change in Control. However, no amendment shall reduce any benefit being paid or then payable to a Participant. Further, no amendment shall reduce the benefits provided by the Plan to persons who were Participants as of the date of such amendment or adversely affect in any manner the rights of persons who were Participants as of the date of such amendment to benefits provided under this Plan. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder.

     Notwithstanding anything in this Plan to the contrary, the Senior Vice President-Human Resources and Communications shall be permitted to amend the Plan to reflect changes in Honeywell International Inc.'s organization; provided, however, that no such amendment (i) shall increase or decrease benefits under the Plan, or (ii) increase the total number of Participants by more than five percent (5%) during any twelve month period.

9.2 Plan Termination

The Board of Directors reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of persons who were Participants as of the date of such termination.

                                   ARTICLE X

                       PLAN NOT A CONTRACT OF EMPLOYMENT;
                HONEYWELL INTERNATIONAL INC.'S POLICIES CONTROL

10.1 Nothing contained in this Plan shall give an employee the right to be retained in the employment of Honeywell International Inc. This Plan is not a contract of employment between Honeywell International Inc. and any employee. Any dispute involving issues of employment, other than

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claims for benefits under this Plan, shall be governed by the appropriate employment dispute resolution policies and procedures of Honeywell International Inc.

                                   ARTICLE XI

                     ACTION BY HONEYWELL INTERNATIONAL INC.

11.1 Unless expressly indicated to the contrary herein, any action required to be taken by Honeywell International Inc. may be taken by action of its Board of Directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

                                   ARTICLE XII

                                  GOVERNING LAW

12.1 The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance to ERISA's requirements.

                                  ARTICLE XIII

                                  SEVERABILITY

13.1 If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

                                   ARTICLE XIV

                                  MISCELLANEOUS

14.1 Legal Fees

After the Plan Administrator has determined that (i) an employee satisfies the definition of Participant, and (ii) such Participant is entitled to benefits under the Plan, Honeywell International Inc. shall reimburse such Plan Participant for all reasonable legal fees and expenses incurred by the Participant after a Change in Control in seeking to obtain or enforce the payment of benefits payable after a Change in Control under this Plan if payment of benefits due and payable is not made within ten (10) days after written request by the Participant. Such payments of legal fees shall be made within thirty (30) business days after delivery of the Participant's written request for payment accompanied with such evidence of fees and expenses incurred.

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14.2 No Waiver

No waiver by a Participant at any time of any breach by Honeywell International Inc. of, or of any lack of compliance with, any condition or provision of this Plan to be performed by Honeywell International Inc. shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of conditions which would constitute an Involuntary Termination under
Section 2.13(b) be deemed a waiver of such right or any other right provided under the Plan, unless the Participant affirmatively elects, in writing, to waive such right.

14.3 Coordination of Benefits

In the event that (i) a Participant in the Plan is covered by another severance plan of Honeywell International Inc. or an affiliate which provides benefits similar to those provided under the Plan, and (ii) such Participant becomes entitled to benefits under the Plan and such other plan, then, subject to
Section 4.3, each benefit to which the Participant is entitled shall contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such other plan; provided, however, that in no event shall there be any duplication of such benefit.

                                   SCHEDULE A

Bands        Severance Pay Period
-----        --------------------
5 and 6      18 months Base Salary and Annual Incentive Compensation

4I           One month notice, plus

             Years of Service   Base Salary

              0-4                  6 months
              5-9                  9 months
             10-19                12 months
              20+                 15 months

4            One month notice, plus

             Years of Service   Base Salary

              0-4                  6 months
              5-9                  9 months
             10-19                12 months
              20+                 15 months

3            One month notice, plus

             Years of Service   Base Salary

              0-9                  3 months
             10-25                 6 months
              26+                  9 months

Non-exempt   One month notice, plus

             Years of Service    Base Salary

              0-12                3 months
             13-25                6 months
              26+                 9 months

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